Exhibit 5.1

July 16, 2013

Ryerson Inc.

Joseph T. Ryerson & Son, Inc.

227 W. Monroe, 27th Floor

Chicago, IL 60606

Re:	Registration Statement on Form S-4 (File No. 333-189642)

Ladies and Gentlemen:

We are counsel for Ryerson Inc., a Delaware corporation, and Joseph T. Ryerson & Son, Inc., a Delaware corporation (together, the “Companies”), and the Guarantors listed on Schedule I hereto (the “Guarantors”), in connection with various legal matters relating to the filing of a Registration Statement on Form S-4 (File No. 333-189642) (as amended, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), covering up to $600,000,000 aggregate principal amount of the Companies’ 9% Senior Secured Notes due 2017 (the “Senior Secured Exchange Notes”) offered in exchange for up to $600,000,000 aggregate principal amount of the Companies’ 9% Senior Secured Notes due 2017 originally issued and sold in reliance upon an exemption from registration under the Securities Act (the “Original Senior Secured Notes”), and up to $300,000,000 aggregate principal amount of the Companies’ 11  1/4 % Senior Notes due 2018 (the “Senior Exchange Notes” and together with the Senior Secured Exchange Notes, the “Exchange Notes”) offered in exchange for up to $300,000,000 aggregate principal amount of the Companies’ 11  1/4 % Senior Notes due 2018 originally issued and sold in reliance upon an exemption from registration under the Securities Act (the “Original Senior Notes” and together with the Original Senior Secured Notes, the “Original Notes”). Each of the Original Senior Secured Notes and the Original Senior Notes were issued under, and the Senior Secured Exchange Notes and the Senior Exchange Notes are to be issued under, those certain Indentures, each dated as of October 10, 2012 (together, the “Indentures”), and each by and among the Companies, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The exchange will be made pursuant to an exchange offer contemplated by the Registration Statement (the “Exchange Offer”). Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to them in the Registration Statement.

In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Indentures and the certificate of incorporation and by-laws, as amended, of the Companies and each of the Guarantors, and such other documents, corporate records, certificates and other instruments as in our judgment were necessary or appropriate to enable us to render the opinions expressed below. As to certain factual matters, we have relied (without independent verification) upon certificates of public officials, certificates and statements (including representations and warranties as to facts set forth in any of the documents and agreements referred to herein) of officers of the Companies and the Guarantors, and such other documents as we have deemed necessary or appropriate in respect of the opinions expressed herein. In such examinations, we have assumed:

(i)	the genuineness of all signatures of all parties other than the signatures of the Companies and the Guarantors;

(ii)	the authenticity of all company and corporate records, agreements, documents, instruments and certificates submitted to us as originals, the conformity to original documents and agreements of all documents and agreements submitted to us as conformed, certified or photostatic copies thereof and the authenticity of the originals of such conformed, certified or photostatic copies;

(iii)	the due authorization, execution and delivery of all documents and agreements by all parties other than the Companies and the Guarantors; and

(iv)	the corporate power and authority of all parties other than the Companies and the Guarantors under all applicable laws and regulations to enter into, execute and deliver all documents and agreements.

Our opinion is also based on the provisions of the Internal Revenue Code of 1986, as amended, regulations under such code, judicial authority and current administrative rulings and practice, all as of the date of this letter, and all of which may change at any time.

Based on the foregoing, we are of the opinion that:

1. The execution and delivery of the Indentures has been duly authorized by the Companies and the Guarantors, and the Indentures were validly executed by the Companies and each of the Guarantors, and constitute the legal, valid and binding obligation of the Companies and the Guarantors enforceable against the Companies and the Guarantors, in accordance with the terms thereof, except insofar as enforceability thereof may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting creditors’ rights generally, or (b) general principles of equity.

2. The Exchange Notes have been duly authorized by the Companies and when the Exchange Notes are duly executed by the proper officers of the Companies, duly authenticated by the Trustee and issued by the Companies in accordance with the terms of the Indentures and the Exchange Offer, (x) the Exchange Notes will constitute legal, valid and binding obligations of the Companies, (y) each Guarantor’s guarantee in connection with the Exchange Notes will constitute binding obligations of such Guarantor and (z) the Exchange Notes will be entitled to the benefits of the Indentures and will be enforceable against the Companies and Guarantors in accordance with their terms, except insofar as enforceability thereof may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting creditors’ rights generally or (b) general principles of equity.

3. As stated in the section entitled “Certain United States Federal Tax Considerations” contained in the Registration Statement, the exchange of Original Notes for Exchange Notes by holders should not be a taxable exchange for federal income tax purposes, and holders should not recognize any taxable gain or loss or any interest income as a result of such exchange.

The opinions expressed herein are limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. We do not express an opinion as to matters arising under the laws of any jurisdiction, other than the laws of the State of New York, the Delaware General Corporation Law and the Federal laws of the United States. The opinions expressed herein are expressed as of the date hereof and we undertake no duty or obligation to update such opinions.

We hereby consent to being named as counsel for the Companies and the Guarantors in the Registration Statement and under the caption “Legal Matters” in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement or any amendment thereto. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP

Willkie Farr & Gallagher LLP

Schedule I

Name	State or Other Jurisdiction of Incorporation or Organization
RCJV Holdings, Inc.	Delaware

RdM Holdings, Inc.	Delaware

Ryerson Americas, Inc.	Delaware

Ryerson International Material Management Services, Inc.	Delaware

Ryerson International Trading, Inc.	Delaware

Ryerson International, Inc.	Delaware

Ryerson Pan-Pacific LLC	Delaware

Ryerson Procurement Corporation	Delaware

J.M. Tull Metals Company, Inc.	Delaware

EPE, LLC	Delaware

Turret Holding Corporation	Delaware

Ryerson Holdings (Brazil), LLC	Delaware

Turret Steel Industries, Inc.	Pennsylvania

Sunbelt-Turret Steel Inc.	Pennsylvania

Imperial-Trucking Company, LLC	Pennsylvania

Wilcox-Turret Cold Drawn, Inc.	Wisconsin